Exhibit 10.8

                              SIMON PROPERTY GROUP



                                  July 22, 1996



Mr. Bob Blank
Skyway Ads
15 S. Fifth Street, Suite 715
Minneapolis, MN 55402

Dear Bob:

It was good to talk with you last week and hear all about the progress that Skyway Ads is making in incorporating technology into your existing product base. You've come quite a way in your design since last we spoke; the implementation will be exciting!

As promised, I'm forwarding for your review the lease plans for Newport Centre, Miller Hill Mall, and Pavilion. Today I will also send a packet to each of the managers of these properties explaining what your application is today, and explain the future inclusion of the interactive component. I will ask them to respond to me with interest and appropriate placement suggestions. Let me know what your thoughts are as far as interest and placement once you've reviewed the lease plans. If you should have any questions about the lease plans, feel free to call me.

As always, keep me informed as things progress at Skyway Ads, and good luck with that public offering!

                                           Sincerely,

                                           SIMON PROPERTY GROUP

                                           /s/ Jean Plew
                                           Jean Plew
                                           Retail Development Assistant
enclosures

cc:  Karen Corsaro